Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WEBMD REPORTS FIRST QUARTER RESULTS

WEBMD RAISES GUIDANCE SUBSTANTIALLY FOR 2005

DAVID GANG JOINS WEBMD HEALTH

WAYNE GATTINELLA AND DAVID GANG NAMED CO-CEOS OF WEBMD HEALTH

WEBMD ANNOUNCES IPO OF WEBMD HEALTH

WEBMD ANNOUNCES INTENT TO REDEEM ALL OF ITS OUTSTANDING
3¼% CONVERTIBLE SUBORDINATED NOTES DUE 2007

ELMWOOD PARK, NJ (April 28, 2005) — WebMD Corporation (NASDAQ: HLTH) today announced financial results for the three months ended March 31, 2005.

Key Financial Highlights
Revenue for the first quarter was $303.9 million compared to $271.2 million a year ago, an increase of 12.1%. Income before taxes, non-cash and other items for the first quarter was $38.8 million or $0.12 per share compared to $28.2 million or $0.09 per share a year ago. Net income for the first quarter was $9.8 million or $0.03 per share compared to $5.7 million or $0.02 per share a year ago.

As of March 31, 2005, WebMD had approximately $569.7 million in cash and short and long-term marketable debt securities.

Kevin M. Cameron, Chief Executive Officer of WebMD Corporation, stated, “I am pleased with our results for the first quarter, and more importantly, with the progress we are making across our businesses. With these improved results, we are raising our financial guidance for the balance of 2005 by approximately $40 million in revenue and by approximately $0.08, or 16%, for income before taxes, non-cash and other items per share and $0.07, or 42%, for net income per share.”

Segment Operating Results
WebMD Business Services revenues were $185.7 million for the first quarter compared to $163.8 million in the prior year, an increase of 13.4%. The increase in WebMD Business Services revenues is primarily attributable to the acquisitions of Dakota Imaging and ViPS. Growth across a number of our businesses including ABF and ExpressBill was offset by the anticipated decline in traditional medical service and EDI revenues. Income before taxes, non-cash and other items was $38.3 million compared to $29.9 million in the prior year. Operating margins increased as a result of lower operating expenses due to reduced HIPAA expenses and lower transaction related expenses.

WebMD Practice Services revenues were $73.0 million for the first quarter compared to $71.0 million in the prior year, an increase of 2.8%. Income before taxes, non-cash and other items was $4.4 million compared to $1.4 million in the prior year. Operating margins increased from 1.9% to 6.0% as a result of greater operating efficiencies.

WebMD Health revenues were $33.6 million for the first quarter compared to $26.3 million in the prior year, an increase of 27.6%, driven by continued growth in online services from our public and private portals. Income before taxes, non-cash and other items was $4.9 million compared to $4.5 million in the prior year.

Porex revenues were $19.9 million for the first quarter compared to $18.4 million in the prior year. Income before taxes, non-cash and other items was $5.4 million compared to $5.0 million in the prior year.

Financial Guidance
WebMD has increased its financial guidance for the remainder of 2005. The Company expects that consolidated revenue for 2005 will be in the range of $1.260 billion to $1.300 billion; income before taxes, non-cash and other items to be $0.54 to $0.60 per share and net income to be $0.22 to $0.25 per share. For the second quarter of 2005, the Company expects revenues to be $315 to $325 million; income before taxes, non-cash and other items to be $0.13 to $0.14 per share and net income to be $0.05 to $0.06 per share. A schedule outlining this guidance has been furnished as an exhibit to a Form 8-K filed today with the Securities and Exchange Commission.

Management Changes
Wayne Gattinella, 53, who currently serves as President, WebMD Health, will become President and co-CEO of WebMD Health. In addition, David Gang will be joining WebMD Health as its co-CEO and Chief Operating Officer in June 2005.

Mr. Gang, 48, previously served as Executive Vice President, AOL Products at America Online, Inc. In this role, he held responsibility for creating and implementing all AOL products shared across various platforms including narrowband, broadband, wireless, and voice. Recently, Mr. Gang’s organization successfully launched AOL 9.0 Optimized, the latest version of AOL, and AOL for Broadband, which included valuable new and enhanced features designed to help members maximize their online experience. Mr. Gang has spent the past decade as a leader in technological innovation. Since joining AOL in 1995, Mr. Gang has held various senior management positions. Mr. Gang will be responsible for technology, product development and operations.

Mr. Gattinella has served as President of WebMD Health since August 2001. Previously, Mr. Gattinella held senior management positions in several high growth corporations, including Medco Health Solutions, MCI Telecommunications and PeoplePC. As co-CEO, Mr. Gattinella will have responsibility for both the content and services of our public and private healthcare portals as well as the sales and marketing to our pharmaceutical, medical device, consumer package goods and employer and payer markets.

“With a proven track record managing product development, technology and operations, David has been a leader in developing and implementing consumer-facing technology solutions,” said Kevin Cameron, CEO, WebMD Corporation. “Wayne has done a tremendous job driving the growth at WebMD Health over the last several years. Together, David and Wayne will position WebMD Health for the future and enable us to continue to deliver the highest quality services to our consumer, physician, employer and payer customers.”

In addition, the company announced that Roger Holstein, who has served as CEO of WebMD Health since October 2004, will be leaving the Company for personal reasons. “We appreciate his contributions over the years and wish him success in his future endeavors,” said Martin J. Wygod, Chairman, WebMD Corporation.

WebMD Announces IPO of WebMD Health
WebMD announced its proposed plan to establish WebMD Health as a separate publicly traded company through an initial public offering of approximately 10% to 14% of the equity of WebMD Health. It is anticipated an initial registration statement will be filed with the Securities and Exchange Commission in the next several weeks.

WebMD Announces Intent to Redeem Its Outstanding 3¼% Convertible Subordinated Notes due 2007
WebMD announced that it is taking steps and intends to redeem all of its outstanding 3¼% Convertible Subordinated Notes due 2007 in the near future. These notes are convertible at a conversion price of approximately $9.26. The redemption price for these notes is 101.3% of their principal amount plus accrued and unpaid interest. There are approximately $300 million principal amount of these notes outstanding.

Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on April 28, 2005. The call can be accessed at www.webmd.com (in the About WebMD section). A replay of the audio webcast will be available at the same web address.

ABOUT WEBMD
WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Practice Services is a leading provider of administrative, financial and clinical software and related services to the nation’s medical practices. WebMD Business Services is a leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.

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This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: our guidance on future financial results and other projections or measures of future performance of WebMD; the planned initial public offering of WebMD Health equity; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; the prospects for new applications of porous plastics and other porous media; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the manner and timing of implementation of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the healthcare industry’s responses; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.

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This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: WebMD’s income before taxes, non-cash and other items; and related per share amounts. WebMD believes that those non-GAAP measures, and changes in those measures, are meaningful indicators of WebMD’s performance and provide additional information that WebMD management finds useful in evaluating such performance and in planning for future periods. Accordingly, WebMD believes that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures. WebMD is filing a Current Report on Form 8-K today furnishing this press release as an exhibit. Exhibit 99.3 furnished with that Current Report includes a reconciliation of certain forward-looking non-GAAP information to GAAP financial information.

-Tables Follow-